 As filed with the Securities and Exchange Commission on March 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Danimer Scientific, Inc.

(Exact name of registrant as specified in charter)

Delaware	82-1924518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 Industrial Boulevard Bainbridge, Georgia	39817
(Address of Principal Executive Offices)	(Zip Code)

Danimer Scientific, Inc. 2020 Long-Term Incentive Plan

Danimer Scientific, Inc. Employee Stock Purchase Plan

Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan,

assumed by Danimer Scientific, Inc.

Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan,

assumed by Danimer Scientific, Inc.

(Full title of the plan)

Attn.: Stephen E. Croskrey

Danimer Scientific, Inc.

140 Industrial Boulevard

Bainbridge, Georgia

(Name and address of agent for service)

Copy to:

Robert L. Lawrence, Esq.

Kane Kessler, P.C.

600 Third Avenue

New York, NY 10016

(212) 541-6222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Class A Common Stock, par value $0.0001 per share (“Common Stock”)	8,572,457	(3)	$32.13	(2)	$275,433,044	(2)	$30,049.75	(2)
Common Stock	2,571,737	(4)	$27.31	(5)	$70,234,138	(5)	$7,662.54	(5)
Common Stock	10,487,283	(6)	$3.96	(7)	$41,529,640	(7)	$4,530.88	(7)
Total	21,618,098		N/A		$387,143,842		$42,243.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Danimer Scientific, Inc. 2020 Long-Term Incentive Plan (the “2020 Incentive Plan”), Danimer Scientific, Inc. Employee Stock Purchase Plan (the “ESPP”), and the Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan and Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan (collectively, the “Legacy Plans”) to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration. In addition, this Registration Statement registers the resale of shares of Danimer Scientific, Inc.’s (the “Registrant”) Common Stock by certain selling stockholders identified in the Reoffer Prospectus included in and filed with this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act with respect to such of those shares being registered for issuance by the Registrant pursuant to this Registration Statement and on which a registration fee is already being paid.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h), the proposed maximum offering price per share is based upon a price of $32.13 (the average of the high and low prices of the Registrant’s Common Stock as reported on The New York Stock Exchange on March 5, 2021).

(3)	Represents shares of Common Stock of the Registrant authorized for issuance as awards under the 2020 Incentive Plan.

(4)	Represents shares issuable pursuant to the ESPP.

(5)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant’s Common Stock as reported on The New York Stock Exchange on March 5, 2021. Pursuant to the ESPP, the purchase price of Common Stock will be at least 85% of the lower of the fair market value of the Common Stock on the first trading day of the offering period or on the purchase date.

(6)	Represents shares of Common Stock issued pursuant to or underlying awards previously granted under the Legacy Plans, which awards were assumed by the Registrant in connection with the merger consummated on December 29, 2020 (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated as of October 3, 2020 (as amended by Amendment No.1 thereto, dated as of October 8, 2020, and Amendment No. 2 thereto, dated as of December 11, 2020, the “Merger Agreement”), by and among Live Oak Acquisition Corp., our predecessor company (“Live Oak”), Green Merger Corp., Meredian Holdings Group, Inc., (“Legacy Danimer”), Live Oak Sponsor Partners, LLC, as representative for Live Oak, for certain purposes described in the Merger Agreement and John A. Dowdy, Jr., as representative of the shareholders of Legacy Danimer for certain purposes described in the Merger Agreement.

(7)	Computed in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The average weighted exercise price at which the options may be exercised for the shares of Common Stock described above in Footnote 6 is $3.96 per share.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

Danimer Scientific, Inc., a Delaware corporation (“Danimer”), has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 21,631,477 shares of Class A Common Stock, $0.0001 par value per share (the “Common Stock”) that are reserved for issuance pursuant to Danimer’s 2020 Long-Term Incentive Plan (the “2020 Incentive Plan”) and were issued or reserved for issuance pursuant to Danimer’s Employee Stock Purchase Plan (the “ESPP” and together with the 2020 Incentive Plan, the “New Plans”), and the Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan and Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan (collectively, the “Legacy Plans” and together with the New Plans, the “Plans”).

This Registration Statement contains two parts. The first part contains a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8 and in accordance with the requirements of Part I of Form S-3) (the “Reoffer Prospectus”) which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) of Danimer. This Reoffer Prospectus relates to up to 18,969,978 shares of Common Stock that have been or may be issued to certain officers and directors of Danimer pursuant to the Plans. Accordingly, this Reoffer Prospectus is a combined prospectus pursuant to Rule 429(a) of the Securities Act. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8 and will be used for offers of shares of Common Stock of Danimer pursuant to the Plans. The inclusion of such shares herein does not necessarily represent a present intention to sell any or all such shares of Common Stock.

In accordance with the requirements of General Instruction C.2.(b) of Form S-8, because we do not satisfy the registrant requirements for use of Form S-3 at the time of filing the reoffer prospectus included in this Registration Statement, the amount of shares of Common Stock to be offered or resold by means of the reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling our Common Stock, may not exceed, during any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Company Information and Employee Plan Annual Information.

Danimer will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Danimer Scientific, Inc., 140 Industrial Boulevard, Bainbridge, Georgia 39817, Attention: Secretary; Telephone number (229) 243-7075.

Note: The reoffer prospectus referred to in the Explanatory Note follows this page.

REOFFER PROSPECTUS

DANIMER SCIENTIFIC, INC.

18,969,978 Shares of Class A Common Stock,

par value $0.0001 per share

This Prospectus relates to shares (the “Shares”) of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of Danimer Scientific, Inc., a Delaware corporation (which may be referred to as the “Company,” “Danimer,” “we,” “our” or “us”), which may be offered and sold from time to time after the expiration of any applicable lock-up agreements by certain stockholders of ours (the “Selling Stockholders”) who have acquired or will acquire such Shares pursuant to stock options and stock grants issued or issuable under the Danimer Scientific, Inc. 2020 Long-Term Incentive Plan (the “2020 Incentive Plan”), the Danimer Scientific, Inc. Employee Stock Purchase Plan (“ESPP” and together with the 2020 Incentive Plan, the “New Plans”), and the Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan and Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan (collectively, the “Legacy Plans” and together with the New Plans, the “Plans”). See “Selling Stockholders.”

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time after the expiration of any applicable lock-up agreements by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or their donees and pledgees).

Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an “underwriter” as defined in the Securities Act of 1933, as amended (the “Securities Act”). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

Our common stock trades on The New York Stock Exchange (“NYSE”) under the symbol “DNMR.” On March 9, 2021, the last reported sale price of our shares on the NYSE was $34.58 per share.

Please refer to “Risk Factors” beginning on page 1 for a description of the risks you should consider when evaluating this investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2021

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to “the Company,” “Danimer,” “we” or “us” refer to Danimer Scientific, Inc.

i

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus before investing in our Common Stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Related to the Company

We have a history of net losses and our future profitability is uncertain.

We have recorded a loss for the fiscal year ended December 31, 2019, and our future profitability is uncertain. At December 31, 2019, our accumulated deficit was approximately $49.1 million. Since our inception, we have been engaged primarily in research and development and early-stage commercial activities. Because we have a limited history of commercial operations and we operate in a rapidly evolving industry, we cannot be certain that we will generate sufficient revenue to operate our business and become profitable.

Our ability to generate revenues in the near-term is highly dependent on the successful commercialization of our biopolymer products, which is subject to many risks and uncertainties as described below. We expect that it will take time for our PHA production to ramp up to an economical scale while the market for our products expands. As a result, we expect to have significant losses and negative cash flow for at least the next several years, as we incur additional costs and expenses for the continued development and expansion of our business, including the costs of establishing manufacturing capacity and ongoing expenses of research and product development. The amount we spend will impact our ability to become profitable and this will depend, in part, on the number of new products that we attempt to develop. We may not achieve any or all of these goals and, thus, we cannot provide assurances that we will ever be profitable or achieve significant revenues.

Even if we can successfully manufacture and sell our products, whether we will be able to generate a profit on any of these products is highly uncertain and depends on a number of factors including the cost of production, the price we are able to charge for these products, and the emergence of competing products.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to, among other things, the following factors that may negatively affect our operating results:

●	the announcement or introduction of new products by our competitors;
●	our ability to upgrade and develop our systems and infrastructure to accommodate growth;
●	our ability to attract and retain key personnel in a timely and cost-effective manner;
●	our ability to attract new customer and retain existing customers;
●	technical difficulties;
●	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;
●	our ability to identify and enter into relationships with appropriate and qualified third-party providers of necessary testing and manufacturing services;
●	regulation by federal, state or local governments; and
●	general economic conditions, as well as economic conditions specific to the plastics industry, and other industries related to compostable or biodegradable substitutes for non-biodegradable plastics.

As a result of our limited operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. We have based our anticipated future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels will, to a large extent, become fixed. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our revenues and operating results are difficult to forecast.

We will need to secure additional funding and may be unable to raise additional capital on favorable terms, if at all.

We expect that we will have sufficient capital to fund our planned operations through the completion of Phase II of the production capacity buildout at the Kentucky Facility and anticipated Greenfield plant. Thereafter, we will need to raise additional capital to continue to scale and expand our manufacturing capability. If we issue equity or debt securities to raise additional funds, (i) we may incur fees associated with such issuance, (ii) our existing stockholders will experience dilution from the issuance of new equity securities, (iii) we may incur ongoing interest expense and be required to grant a security interest in our assets in connection with any debt issuance and (iv) the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, utilization of our net operating loss and research and development credit carryforwards may be subject to significant annual limitations under Section 382 of the Code due to ownership changes resulting from future equity financing transactions. If we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. In the event we are unable to obtain additional financing, we may be unable to successfully implement our business plan, which could have a material and adverse impact on our business, including you losing your entire investment.

Our biopolymer products may not achieve market success.

We currently have limited customer commitments for commercial quantities of our biopolymer products. Some prospective customers are currently evaluating and testing our products prior to making large-scale purchase decisions. The successful commercialization of our biopolymers is also dependent on our customers’ ability to commercialize the end-products that they make from our biopolymers, which may never gain market acceptance.

Market acceptance of our products will depend on numerous factors, many of which are outside of our control, including among others:

●	public acceptance of such products;
●	our ability to produce products of consistent quality that offer functionality comparable or superior to existing or new polymer products;
●	our ability to produce products fit for their intended purpose;
●	our ability to obtain necessary regulatory approvals for our products;
●	the speed at which potential customers qualify our biopolymers for use in their products;
●	the pricing of our products compared to competitive products, including petroleum-based plastics;
●	the strategic reaction of companies that market competitive products;
●	our reliance on third parties who support or control distribution channels; and
●	general market conditions.

We produce bio-based products from renewable resources, whose pricing and availability may be impacted by factors out of our control.

Pricing and availability of raw materials, including renewable resources, for use in our businesses can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, consumer demand. Drought, pestilence, severe weather or other “acts of God” may limit our ability to procure raw materials if crops are lost. This volatility can significantly affect the availability and cost of raw materials for us, and may therefore have a material adverse effect on our business, results of operations and financial condition.

We sell formulated resins which include raw materials purchased from third parties, including PLA. We currently source all of our PLA from two suppliers, NatureWorks LLC and Total Corbion PLA. Due to the high rate of growth in the biopolymer market, the demand for PLA and other raw materials used in our products may outpace supply, which could result in price increases and deficits in the supply necessary to meet customer demand. If we are unable to secure the required quantities of PLA and other third-party raw materials, we may not be able to achieve our financial forecasts and fulfill customer demand.

If our products and product candidates do not gain market acceptance among key market participants, we may be unable to generate significant revenues, if any.

Even if we obtain regulatory approval for our product candidates, they may not gain market acceptance among plastics manufacturers or other plastic users. Market acceptance will depend on our ability to demonstrate the benefits of our approved products in terms of safety, efficacy, convenience, biodegradability and environmental friendliness, ease of administration and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy and the pricing of our approved products.

We have limited experience producing PHA in large commercial quantities.

We have limited experience in producing large quantities of PHA. While we have succeeded in producing smaller amounts of PHA in our pilot plant for customer trials and testing purposes, we only recently commenced the production of PHA in a large commercial plant with a capacity sufficient to meet the anticipated needs of prospective customers. We may not be able to cost effectively produce PHA at a scale consistent with customer demand in a timely or economical manner, or that the quality of the commercial product will be acceptable on a consistent basis. Further, if the Kentucky Facility is not able to meet customer demands, we will have to expand our facility, which will disrupt production and deplete our resources.

Some of our PHA products may never become commercially marketable.

Although we do currently sell commercial quantities of compostable PLA-based resins, we only recently commenced producing commercially viable quantities of PHA. Limited research and testing have been completed on some of the products that we may produce using PHA. For some applications, we will have to go through extensive research and testing to develop specific products and to determine or demonstrate the safety and effectiveness of their proposed use. Although we have already received food contact approval for some grades of PHA, some of our product candidates and our proposed testing of those products will require additional regulatory approvals and clearances. Accordingly, not all of the products we intend to pursue are presently marketable in the fields of use for which we hope to develop them, and it is possible (or even probable) that some or all of them may never become legally and commercially marketable. The development and testing of our proposed products is difficult, time-consuming and expensive, and the successful development of any products based on innovative technologies is subject to inherent uncertainties and risks of failure. These risks include the possibilities that any or all of the proposed products or procedures may be found to be ineffective, or may otherwise fail to receive necessary regulatory clearances; that the proposed products or procedures may be uneconomical to produce and market or may never achieve broad market acceptance; that third parties may hold proprietary rights that preclude us from marketing our intended products or procedures; or that third parties may develop and market superior or equivalent products and procedures.

We may be unable to obtain certifications required by certain customers.

Many of our customers require biopolymer formulations to undergo biodegradability testing to address physical property deterioration in specific environmental conditions. Biodegradation certification is important for our customers to ensure those products can be effectively marketed and sold and meet customer demands on environmental protection. If our new PHA based resins to be sold out of the Kentucky Facility don’t achieve the required certifications in a timely manner, we may experience a delay in going to market. Such a delay could result in us not achieving our financial forecasts and not fulfilling customer demand.

We may be unable to manage rapid growth effectively.

Our failure to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address potential growth and to handle licensing and research activities. This expansion will place a significant strain on our management, operational and financial resources. To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and must establish a qualified finance, administrative and operations staff. Our management may be unable to hire, train, retain and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities.

We may be delayed in or unable to procure necessary capital equipment.

While the equipment we use to produce PHA and our other products is currently widely available, we must rely on outside companies to continue to manufacture the equipment necessary to produce our products. If our suppliers of capital equipment are unable or unwilling to provide us with necessary capital equipment to manufacture our products or if we experience significant delays in obtaining the necessary manufacturing equipment, our business, results of operations and financial condition could be adversely affected.

Our success will be influenced by the price of petroleum relative to the price of bio-based feedstocks.

Our success may be influenced by the cost of our products relative to petroleum-based polymers. The cost of petroleum-based polymers is in part based on the price of petroleum. To date, our PHA biopolymers have been primarily manufactured using canola oil, an agricultural feedstock. As the price of biobased feedstocks increases and/or the price of petroleum decreases, our biobased products may be less competitive relative to petroleum-based polymers. A material decrease in the cost of conventional petroleum-based polymers may require a reduction in the prices of our products for them to remain attractive in the marketplace and/or reduce the size of our addressable market.

Certain contracts granting exclusivity rights to customers may limit our ability to sell products in certain markets.

We have entered into certain agreements with customers, which, subject to the terms therein, grant these customers the exclusive right to purchase certain products and, in some cases, in certain fields and/or territories from us. For example, certain clam-shell food cases we produce can only be sold to a single customer; certain stirrers and straw products can only be sold to several end-users, subject to the purchaser maintaining minimum purchase requirements; one customer has an exclusive on water bottles, while another customer has an exclusive on bottles containing certain alcohol products. These exclusivity arrangements will expire between 2021 and 2026. These agreements could prevent us from selling products to certain prospective customers or entering certain markets, which could have a material and adverse impact on our potential revenues and our ability more generally to expand our customer base and product lines.

The loss of one or more of our significant customers, a significant reduction in their orders, their inability to perform under their contracts, or a significant deterioration in their financial condition could have a material adverse effect on our business, results of operations, and financial condition.

A few significant customers have in the past, and may in the future, account for a significant portion of our revenues in any one year or over a period of several consecutive years. For example, for the nine months ended September 30, 2020, we had two customers that individually accounted for more than 10% of our revenue each and collectively accounted for approximately 53% of our revenue, and for the year ended December 31, 2019, we had four customers that individually accounted for more than 10% of our revenue each and collectively accounted for approximately 65% of our total revenue. The loss of one or more of our significant customers, a substantial reduction in their orders, their inability to perform under their contracts, or a significant deterioration in their financial condition could have a material adverse effect on our business, results of operations, and financial condition.

We may rely heavily on future collaborative partners.

We may enter into strategic partnerships to develop and commercialize our current and future research and development programs with other companies to accomplish one or more of the following:

●	obtain capital, equipment and facilities,
●	obtain funding for research and development programs, product development programs and commercialization activities,
●	obtain expertise in relevant markets,
●	obtain access to raw materials and/or
●	obtain sales and marketing services or support.

We may not be successful in establishing or maintaining suitable partnerships, and we may not be able to negotiate collaboration agreements having terms satisfactory to us or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could have a material adverse effect on our business and financial condition.

We face and will face substantial competition.

We face and will face substantial competition from a variety of companies in the biodegradable, renewable resource-based plastic segment, as well as from companies in the conventional, non-biodegradable petroleum-based industry segment. Some of their products are suitable for use in a range of products at a price which may be lower than our product offerings. Many of these companies have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. Our competitors may be able to adapt more quickly to new or emerging technologies, changes in customer requirements and changes in laws and regulations. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than those being developed by us and that would therefore render our products and technologies less competitive or even obsolete. We cannot assure you that we will be able to compete successfully against current or new competitors.

We may not be able to complete either or both phases of the proposed production capacity buildout at our Kentucky Facility.

In December 2018, we consummated the acquisition of the Kentucky Facility, including the equipment, machinery and other personal property located at such facility for a purchase price of $23 million, and simultaneously entered into a sale and leaseback transaction with a large, diversified commercial property REIT (the “REIT”) pursuant to which we sold the Kentucky Facility and certain of our facilities located in Bainbridge, Georgia to the REIT and leased-back the same properties from the REIT under a net-lease for an initial term of 20 years with renewal terms up to an additional 20 years at our option. The assets available at the Kentucky Facility permitted us to embark on a two-phase commissioning strategy, and we commenced production of commercial volumes of PHA in December 2019. Several components of the first phase of the production capacity buildout were completed at the end of the third quarter of 2020 after investing approximately $54 million since the acquisition of the Kentucky Facility, excluding capitalized interest. Of this total, $7 million in real-estate improvements for the Kentucky Facility were financed by the REIT and leased back to us in May 2020. Once Phase I of the Kentucky Facility production capacity is operating at scale, we expect to produce approximately 20 million pounds of finished product per year. We believe that the capacity of the plant can be expanded by another 45 million additional pounds of finished product, bringing total plant capacity up to approximately 65 million pounds per year, by investing another $100 million in the future for the Phase II production capacity buildout at such facility. There can be no assurances, though, that we will be able to achieve such production capacity or raise the additional financing required to complete Phase II of the production capacity buildout.

We may not be able to identify additional facilities and assets or secure the funding necessary to acquire them.

Aside from the Kentucky Facility, we may need to identify other facilities and assets that would be beneficial to our production of PHA at the commercial scale or our growth in general. We cannot provide assurances that we will be successful in identifying such facilities and assets or, if we do, securing the funding necessary to acquire them.

Climate Change may impact the availability of our facilities and, in addition, we may incur substantial costs to comply with climate change legislation and related regulatory initiatives.

Changing weather patterns and the increase in frequency of severe storms such as hurricanes and tornadoes could cause disruptions or the complete loss of our facilities. In addition, climate change concerns, and changes in the regulation of such concerns, including greenhouse gas emissions, could also subject us to additional costs and restrictions, including increased energy and raw materials costs which could negatively impact our financial condition and results of operations. The effects of climate change can have an adverse effect not only to our operations, but also that of our suppliers and customers, and can lead to increased regulations and changes in consumer preferences, which could adversely affect our business, results of operations and financial condition.

We may be subject to product liability claims that may not be covered by insurance and could require us to pay substantial sums.

If we are successful in obtaining regulatory approval for our products and/or otherwise begin marketing them, we will become subject to an inherent risk of, and adverse publicity associated with, product liability and other liability claims, whether or not such claims are valid. We intend to obtain product liability insurance coverage in amounts and scope that we believe will be adequate once we begin marketing any products. However, product liability insurance may not be available on commercially acceptable terms, or at all. Even if such insurance is available, product liability or other claims may exceed our insurance coverage limits. A successful product liability claim that exceeds our insurance coverage limits could require us to pay substantial sums and could have a material adverse effect on us.

Changes in government regulations encouraging the use of biodegradable alternatives to plastic products may have an adverse effect on our business.

We anticipate one of the key markets for our products being compostable and biodegradable substitutes for non-biodegradable plastics, which are created in part by laws, regulations and policies designed to encourage or mandate the increased use of compostable and biodegradable alternatives to plastics. Several countries and other political subdivisions of countries have enacted or are considering enacting such laws and regulations. Failure to implement these or similar laws and regulations and changes to existing laws and regulations may adversely affect the demand for our product candidates in the future.

We may not be able to protect adequately our patents and other intellectual property assets, which could adversely affect our competitive position and reduce the value of our products, and litigation to protect our patents and intellectual property assets may be costly.

Our commercial success may depend in part on our ability to obtain patent protection for technologies and products we develop, to preserve trade secrets and to operate without infringing the proprietary rights of others. There can be no assurance that any patents or patent applications that we own, obtain or file or are able to obtain or license from third parties will afford any competitive advantages or will not be challenged or circumvented by third parties. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of our potential products can be commercialized, any related patents may expire or may have only a brief remaining life span following commercialization, thus reducing any advantage of the patents.

If we are not able to obtain patent coverage or defend the patent protection for our technologies, then we will not be able to exclude competitors from developing or marketing competing technologies, and we may not generate enough revenues from product sales to justify the cost of development of our technologies and to achieve or maintain profitability. The patents currently in the portfolio have expiration dates ranging from 2022 to 2040 and any patents resulting from pending patent applications are expected to have durations that will expire between 2038 and 2041.

Our patent position involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. Patents may not be issued for any pending or future pending patent applications owned by or licensed to us, and claims allowed under any issued patent or future issued patent owned or licensed by us may not be valid or sufficiently broad to protect our technologies. Moreover, we may be unable to protect certain of our intellectual property in the United States or in foreign countries. Foreign jurisdictions may not afford the same protections as U.S. law, and we cannot ensure that foreign patent applications will have the same scope as the U.S. patents. There will be many countries in which we will choose not to file or maintain patents because of the costs involved. Competitors may also design around our technology or develop competing technologies.

Additionally, any issued patents owned by or licensed to us now or in the future may be challenged, invalidated or circumvented. To the extent competitors or other third parties develop and market products or procedures that we believe infringe our patents and proprietary rights, we may be compelled to initiate lawsuits to protect and enforce our intellectual property rights. Such litigation is typically expensive, time-consuming and uncertain as to outcome, and may involve opponents who have much more extensive financial resources than we do. An unfavorable outcome of any such litigation could have a material adverse effect on our business and results of operations.

Third parties may claim that we infringe on their proprietary rights and may prevent us from commercializing and selling our products.

There has been substantial litigation in the manufacturing industry with respect to the manufacture, use and sale of new products. These lawsuits often involve claims relating to the validity of patents supporting the new products and/or the validity and alleged infringement of patents or proprietary rights of third parties. We may be required to defend against challenges to the validity of our patents and against claims relating to the alleged infringement of patent or proprietary rights of third parties.

Litigation initiated by a third-party claiming patent invalidity or patent infringement could:

●	require us to incur substantial litigation expense, even if we are successful in the litigation;
●	require us to divert significant time and effort of our management;
●	result in the loss of our rights to develop, manufacture or market our products; and
●	require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties or to satisfy judgments or to settle actual or threatened litigation.

Although patent and intellectual property disputes within the biopolymer industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties. Furthermore, the required licenses may not be made available to us on acceptable terms. Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling our products or increase our costs to market our products.

We rely in part on trade secrets to protect our technology, and our failure to obtain or maintain trade secret protection could limit our ability to compete.

We rely on trade secrets to protect some of our technology and proprietary information, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. Litigating a claim that a third party had illegally obtained and was using our trade secrets would be expensive and time consuming, and the outcome would be unpredictable. Moreover, if our competitors independently develop similar knowledge, methods and know-how, it will be difficult for us to enforce our rights and our business could be harmed.

We may not be able to generate sufficient cash to service all of our debt and operating lease obligations, and may be forced to take other actions to satisfy our obligations under our debt and operating lease obligations, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt service and operating lease obligations and other obligations depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, or to pay our operating lease obligations. As of September 30, 2020, we had principal and interest payments on debt due in the next twelve months of $12.3 million and $3.1 million, respectively.

If our cash flows and capital resources are insufficient to fund our debt service, operating lease obligations and other obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt.  These alternative measures may not be successful and may not permit us to meet our scheduled debt obligations.  If our operating results and available cash are insufficient to meet our debt service, operating lease obligations and other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.  We may not be able to consummate those dispositions or to obtain the proceeds sought from them, and these proceeds may not be adequate to meet any debt service or other obligations then due.  Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. Additionally, if we are unable to service our operating lease payments for our facilities in Bainbridge, Georgia and Winchester, Kentucky, which we lease pursuant to a sale-leaseback transaction that was entered into in 2018 with a commercial property REIT, we could lose the ability to occupy and operate those facilities.

Despite our current significant indebtedness, we may be able to incur more debt in the future, which could further exacerbate the risks of leverage, including the ability to service our indebtedness.

We may need to incur additional debt in the future to complete acquisitions of facilities, equipment, machinery and other assets or capital projects or for working capital. Although the covenants contained in our current indebtedness instruments may impose some limits on our ability to incur new debt, these agreements may permit the incurrence of significant additional debt if we satisfy certain conditions or such debt instruments may be amended in the future to do so. If we incur new debt, the risks related to being in a highly leveraged company that we now face could intensify, including our ability to service such indebtedness.

We are subject to a number of restrictive debt covenants under our loan agreements.

Many of our loan agreements contain certain restrictive covenants, which restrict our ability to, among other things, incur additional indebtedness, incur certain liens on our assets or sell assets, make investments, make capital expenditures, pay dividends and make other restricted payments. Many of our loan agreements also require us to maintain specified financial ratios under certain conditions and satisfy financial condition tests, including a consolidated senior leverage ratio and consolidated fixed charge coverage ratio.

Our ability to meet those financial ratios and tests and otherwise comply with our financial covenants may be affected by the factors described herein and other factors outside our control, and we may not be able to meet those ratios, tests and covenants. Our ability to generate sufficient cash from operations to meet our debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. A breach of any of these covenants, ratios, tests or restrictions, as applicable, or any inability to pay interest on, or principal of, our outstanding debt as it becomes due could result in an event of default. Upon an event of default, if not waived by our lenders, our lenders may declare all amounts outstanding as due and payable. Such an acceleration of the maturity of our indebtedness may, among other things, prevent or limit us from engaging in transactions that benefit us, including responding to changing business and economic conditions and taking advantage of attractive business opportunities.

We may not be able to satisfy the requirements of our participation in a New Markets Tax Credit (“NMTC”) program for funding our plant expansions.

We have entered into several arrangements under the NMTC program with various third-party financial institutions (the “Investors”) to help fund various phases of plant expansions at our Bainbridge, Georgia, and Winchester, Kentucky locations. In connection with the NMTC transactions we received proceeds which were restricted for use on approved capital expenditures and working capital needs at specific subsidiaries. The NMTCs are subject to 100% recapture of the tax credit for a period of seven years as provided in the Code. We are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangements. we have agreed to indemnify the Investors for any loss or recapture of the NMTCs until such time as our obligation to deliver tax benefits is relieved. The maximum potential amount of future payments under this indemnification could be up to the face amount of the related debt, net of certain leverage loans receivable in connection with the NMTC transactions, which amount totaled $13.2 million as of September 30, 2020. Our obligation to deliver tax benefits is relieved in various stages from April 2026 through November 2026. Non-compliance with applicable requirements could result in projected tax benefits not being realized by an Investor and our being required to indemnify such Investor, which could have a material adverse effect on our financial position, results of operations or liquidity.

We may be unable to obtain forgiveness of the PPP Loan, in whole or in part, in accordance with the provisions of the CARES Act, which could adversely affect our financial condition.

In April 2020, we entered into a promissory note with Truist Bank (“Truist”), under the Paycheck Protection Program of the CARES Act pursuant to which Truist made a loan to us in the amount of approximately $1.8 million (the “PPP Loan”). The PPP Loan matures in April 2022, bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement.

The PPP Loan is unsecured and guaranteed by the Small Business Administration (“SBA”). Under the terms of the PPP Loan, the principal amount of the loan may be forgiven to the extent it is used for qualifying expenses as described in the CARES Act and we otherwise request forgiveness in accordance with the terms of the PPP Loan and the requirements of the SBA. While we expect to request that all of the principal amount of the PPP Loan be forgiven and to comply with all corresponding requirements, we cannot guarantee that we will be successful in obtaining forgiveness of all or any part of such principal amount. We will be required to repay any principal amount of the PPP Loan that is not forgiven, together with accrued and unpaid interest. In connection with the closing of the Business Combination, we deposited funds in an escrow account in an amount to repay the outstanding principal and accrued interest on the PPP loan.

Our ability to use net operating losses to offset future taxable income will be subject to certain limitations as a result of the Business Combination, PIPE and past transactions.

As of December 31, 2019, we had federal net operating loss carryforwards of $48.0 million of which $47 million will begin to expire in 2028 and $1 million can be carried forward indefinitely. As of December 31, 2019, we had state net operating loss carryforwards of $45 million which begin to expire in various amounts in 2028.  We may have generated additional net operating losses since then. A portion of these net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. In addition, in general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. A portion of our existing NOLs are subject to limitations arising from previous ownership changes in 2014. In addition, the Business Combination and the PIPE is expected to constitute an ownership change under Section 382 of the Code. Our NOLs may also be impaired under state law. A portion of our existing NOLs are also subject to the so called separate-return-limitation-year (“SRLY”) rules that may apply to consolidated tax groups. Although depending on applicable law and particular computations, it is expected that the amount of our NOLs that we will be able to utilize per year could be only up to $3.8 million per year. Accordingly, we may not be able to utilize a material portion of our NOLs.

The Company’s ability to utilize our NOLs is also conditioned upon our attaining profitability and generating U.S. federal and state taxable income. We have incurred significant net losses in the past, and it is anticipated that we will continue to incur significant losses for the foreseeable future; therefore, we do not know whether or when we will generate the U.S. federal or state taxable income necessary to utilize our NOL carryforwards, even to the extent they are not subject to limitation by Section 382 of the Code or the SRLY rules.

We face various risks related to the ongoing coronavirus (COVID-19) pandemic and similar public health crises, which may have material adverse effects on our business, financial position, results of operations and/or liquidity.

We face various risks related to health epidemics, pandemics and similar outbreaks, including the global outbreak of coronavirus disease 2019 (“COVID-19”). Such risks include disruptions or restrictions on our employees’ ability to work effectively, as well as temporary closures of our facilities or the facilities of our customers or suppliers.

It is possible that the continued spread of COVID-19 could also further cause disruption in our supply chain; cause delay or limit the ability of other customers to perform, including in making timely payments to us; and, cause other unpredictable events. In addition, the continued spread of COVID-19 has led to disruption and volatility in the global capital markets, which increases the cost of capital and adversely impacts access to capital.

We continue to work with our stakeholders (including customers, employees, suppliers and local communities) to responsibly address this global pandemic. Our management is focused on mitigating the impact of the pandemic, which has required and will continue to require a substantial investment of time and resources across Danimer and could delay other value-added initiatives. We continue to monitor the situation, to assess further possible implications to our business, supply chain and customers, and to take actions in an effort to mitigate adverse consequences.

The situation surrounding COVID-19 remains fluid and the ongoing impact on our business and results of operations, financial condition, expected cash flows and liquidity increases the longer the virus impacts activity levels in the United States and globally, both during the initial outbreak, as well as if additional outbreaks occur at a later date. For this reason, we cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on our results of operations, financial position and liquidity. The extent to which the COVID-19 pandemic may impact our business, operating results, financial condition or liquidity will depend on future developments and numerous and evolving factors that are highly uncertain, vary by market and cannot be accurately predicted or quantified at this time, including the duration and spread of the outbreak; new information concerning its transmission and severity; government mandated restrictions and regulations; business and workforce disruptions; impact on demand for our products, and the effectiveness of actions taken to contain and treat the disease; actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for our products and services; our ability to manufacture, sell and provide our products and services, including as a result of travel restrictions, closed borders, operating restrictions imposed on our facilities or reduced ability of our employees to continue to work efficiently; increased operating costs (whether as a results of changes to our supply chain or increases in employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries’ currencies relative to the dollar; and the general impact of the pandemic on our customers, employees, suppliers, vendors and other stakeholders. Additionally, customers might defer decision making, delay orders or seek to renegotiate or terminate existing agreements.

The continuing global pandemic may also result in delays in our ability to apply for and obtain further regulatory approval for our products in various jurisdictions.

The impact of COVID-19 may also exacerbate other risks discussed herein, any of which could have a material effect on us. This situation is changing rapidly, and additional impacts may arise that we are not aware of currently.

We depend on key personnel.

We depend greatly on our executive officers and other employees. Our success will depend, in part, upon our ability to attract and retain additional skilled personnel, which will require substantial additional funds. There can be no assurance that we will be able to find, attract and retain additional qualified employees, directors, and advisors having the skills necessary to operate, develop and grow our business. Our inability to hire qualified personnel, the loss of services of any of our executive officers, or the loss of services of other key employees, or advisors that may be hired in the future, may have a material and adverse effect on our business.

If we experience a significant disruption in our information technology systems, including security breaches, or if we fail to implement new systems and software successfully, our business operations and financial condition could be adversely affected.

We depend on information technology systems throughout Danimer to, among other functions, control our manufacturing processes, process orders and bill, collect and make payments, interact with customers and suppliers, manage inventory and otherwise conduct business. We also depend on these systems to respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment and record and pay amounts due to vendors and other creditors. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies and the loss of sales and customers. As we upgrade or change systems, we may also experience interruptions in service, loss of data or reduced functionality and other unforeseen material issues which could adversely impact our ability to provide quotes, take customer orders and otherwise run our business in a timely manner. In addition, if our new systems fail to provide accurate and increased visibility into pricing and cost structures, it may be difficult to improve or maximize our profit margins. As a result, our results of operations could be adversely affected.

In addition, cyber-attacks or security breaches could compromise confidential, business critical information, cause a disruption in our operations or harm our reputation. Our information technology systems are subject to potential disruptions, including significant network or power outages, cyberattacks, computer viruses, other malicious codes and/or unauthorized access attempts, any of which, if successful, could result in data leaks or otherwise compromise our confidential or proprietary information and disrupt our operations. Despite our efforts to protect sensitive information and comply with and implement data security measures, there can be no assurance that any controls and procedures that we have in place will be sufficient to protect us. Further, as cyber threats are continually evolving, our controls and procedures may become inadequate and we may be required to devote additional resources to modify or enhance our systems in the future. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any such disruptions to our information technology systems, breaches or compromises of data, and/or misappropriation of information could result in violation of privacy and other laws, litigation, fines, negative publicity, lost sales or business delays, any of which could have a material adverse effect on our business, financial condition or results of operations.

Government regulation of our business is extensive and regulatory approvals are uncertain, expensive and time-consuming.

Our research, development, testing, manufacturing and marketing of most of our intended products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and abroad. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. There can be no assurance that, even after such time and expenditures, we will be able to obtain necessary regulatory approvals for the manufacturing or marketing of any products. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown safety issues or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

Changes in sentiment regarding and laws and regulations relating to plastic products could reduce demand for our products and/or increase the cost of producing our products and have an adverse effect on our business.

Plastic products have recently faced increasingly negative public sentiment and scrutiny. In addition, state and local governments have increasingly proposed, or in some cases implemented, restrictions or bans on plastic-based products, including single-use plastics, plastic straws and utensils. Notwithstanding the fact that our bio-plastic products are intended to address many of the concerns regarding traditional petroleum-based plastics, increased regulation of, or prohibition on, the use of plastics generally, as well as negative public sentiment regarding such products, could increase the costs incurred by our customers to use such products or otherwise limit the use of these products, and could lead to a decrease in demand for the products we make or an increase in the cost of production of such products. Such a decrease in demand could adversely affect our business, operating results and financial condition.

Risks Related to our Common Stock

An active trading market for our Common Stock may not be available on a consistent basis to provide stockholders with adequate liquidity. Our stock price may be extremely volatile, and our stockholders could lose a significant part of their investment.

An active trading market for shares of our Common Stock may not be sustained on a consistent basis. The public trading price for our Common Stock will be affected by a number of factors, including:

●	reported progress of our business and technology development, relative to investor expectations;
●	changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;
●	quarterly variations in our or our competitors’ results of operations;
●	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;
●	future issuance and/or sale of our common stock or preferred stock;
●	announcements by us, or our competitors, of acquisitions, new products, significant contracts, commercial relationships or capital commitments;
●	commencement of, or involvement in, litigation;
●	any major change in our board of directors or management;
●	changes in governmental regulations or in the status of our regulatory approvals;
●	announcements related to patents issued to us or our competitors and to litigation involving our intellectual property;
●	a lack of, limited, or negative industry or security analyst coverage;
●	developments in our industry and general economic conditions;
●	short-selling or similar activities by third parties; and
●	other factors described elsewhere in these “Risk Factors.”

As a result of these factors, our stockholders may not be able to resell their shares of Common Stock at, or above, their purchase price. In addition, the stock prices of many technology companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Any negative change in the public’s perception of the prospects of industrial biotechnology or “clean technology” companies could depress our stock price regardless of our results of operations. These factors may have a material adverse effect on the market price of our Common Stock.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Our executive officers and directors as a group beneficially own approximately 20.3% of our outstanding Common Stock. As a result, these shareholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the amended and restated certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that we will be able to comply with the continued listing standards of NYSE.

If NYSE delists our securities from trading on its exchange for failure to meet the listing standards, we and our securityholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;
●	a determination that our Common Stock is a “penny stock” which will require brokers trading in Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our Common Stock;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

We may be required to take write-downs or write-offs, or we may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of Common Stock, which could cause you to lose some or all of your investment.

Factors outside of our control may, at any time, arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in us reporting losses.

Even though these charges may be non-cash items and therefore not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

If we do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. If an active market for our securities develops and continues, the trading price of our securities following could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about our operating results;
●	success of competitors;
●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning Danimer or the biopolymer industry in general;
●	operating and share price performance of other companies that investors deem comparable to ours;
●	our ability to market new and enhanced products and technologies on a timely basis;
●	changes in laws and regulations affecting our business;
●	our ability to meet compliance requirements;
●	commencement of, or involvement in, litigation involving us;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of our shares of common stock available for public sale;
●	any major change in our board of directors or management;
●	sales of substantial amounts of our shares of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for stocks or the stocks of other companies which investors perceive to be similar to ours could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we do not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in the initial public offering of units of Live Oak Acquisition Corp., our predecessor, consummated on May 5, 2020. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our Common Stock and its price may be more volatile.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

The loss of such key personnel could negatively impact the operations and financial results of our business.

Our ability to successfully operate our business is dependent upon the efforts of certain key personnel of ours and there can be no assurance that they will be able to do so. It is possible that we will lose some key personnel, the loss of which could negatively impact our operations and profitability. Furthermore, certain of our key personnel may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

We may issue additional shares of common stock or preferred shares under an employee incentive plan which would dilute the interest of our stockholders.

Our Fourth Amended and Restated Certificate of Incorporation authorizes the issuance of 200,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, in each case, par value $0.0001 per share. We may issue a substantial number of additional shares of common stock or shares of preferred stock under an employee incentive plan. The issuance of additional common stock or preferred shares:

●	may subordinate the rights of holders of Common Stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to Common Stock; and
●	could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors.

Our Fourth Amended and Restated Certificate of Incorporation will provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Fourth Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Fourth Amended and Restated Certificate of Incorporation. In addition, our Fourth Amended and Restated Certificate of Incorporation provides that this choice of forum does not apply to any complaint asserting a cause of action under the Securities Act and the Exchange Act. Finally, our Fourth Amended and Restated Certificate of Incorporation provides that federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Fourth Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Because we have no current plans to pay cash dividends on Common Stock for the foreseeable future, you may not receive any return on investment unless you sell Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in Common Stock unless you sell Common Stock for a price greater than that which you paid for it.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If no additional securities or industry analysts commence coverage of our share price and trading volume may be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and any accompanying prospectus supplement and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this prospectus and any accompanying prospectus supplement, regarding our future financial performance, as well as our strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and any accompanying prospectus supplement, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our business.

These forward-looking statements are based on information available as of the date of this prospectus and any accompanying prospectus supplement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this prospectus and any accompanying prospectus supplement and in any document incorporated herein by reference should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	our ability to recognize the anticipated benefits of the business combination between Live Oak and Meredian Holdings Group, Inc. (“Legacy Danimer”), which was effected through the merger of a wholly-owned subsidiary of Live Oak with and into Legacy Danimer with Legacy Danimer surviving as the surviving company and becoming a wholly-owned subsidiary of Live Oak, which upon the closing of such merger was renamed Danimer Scientific, Inc. (the “Business Combination”), and manage growth profitably following the Closing;
●	costs related to the Business Combination;
●	changes in applicable laws or regulations;
●	the outcome of any legal proceedings against us;
●	the effect of the COVID-19 pandemic on our business;
●	our ability to execute our business model, including, among other things, market acceptance of our planned products and services and construction delays in connection with the expansion of our facilities;
●	our ability to raise capital;
●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and
●	other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 1 of this prospectus, which is incorporated herein by reference.

More information on potential factors that could affect our financial results is included from time to time in our public reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements included in this prospectus are based upon information available to us as of the date of this prospectus, and speak only as the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein as well as other written or oral statements by us or our authorized officers on our behalf, speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the Commission. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission, other than any portion of any such filing that is furnished under the applicable commission rules, which documents contain important information about us and our Common Stock:

●	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, filed with the Commission on July 31, 2020, and September 30, 2020, filed with the Commission on November 5, 2020;
●	our Current Reports on Form 8-K filed with the Commission on May 11, 2020, May 14, 2020, May 22, 2020, October 5, 2020, October 9, 2020, December 14, 2020, December 17, 2020, December 28, 2020, December 29, 2020, January 5, 2021 (as amended on January 6, 2021);
●	the description of our Common Stock contained in our registration statement on Form 8-A filed on May 4, 2020, including any amendments or reports filed for the purpose of updating that description; and
●	our definitive Proxy Statement on Schedule 14A with respect to the Business Combination filed with the Commission on December 16, 2020 (other than those portions of such Proxy Statement not deemed to be “filed” with the Commission).

All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this prospectus are incorporated by reference in this prospectus, other than any portion of any such filing that is furnished under the applicable commission rules, and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at Danimer Scientific, Inc., 140 Industrial Boulevard, Bainbridge, Georgia, 39817 Attention: Secretary; Telephone number (229) 243-7075.

THE COMPANY

Danimer is a performance polymer company specializing in bioplastic replacements for traditional petrochemical-based plastics. Danimer, through its principal operating subsidiaries, Meredian, Inc., Danimer Scientific, L.L.C. and Danimer Scientific Kentucky, Inc., brings together innovative technologies to deliver renewable, environmentally friendly bioplastic materials to global consumer product companies. We have core competencies in fermentation process engineering, chemical engineering and polymer science. In addition, we have created an extensive intellectual property portfolio to protect our innovations which, together with our technology, serves as a valuable foundation for our business and future industry collaborations. We primarily market our products to manufacturers in the plastics industry seeking to address environmental, public health, renewability, certification, composting and biodegradability concerns because of customer perceptions or government regulations.

We believe that we are the only commercial company in the bioplastics market to combine the production of a base polymer along with the reactive extrusion capacity in order to give customers a “drop-in” replacement for a wide variety of petrochemical-based plastics. Our process uses sustainably sourced canola oil. Our proprietary extraction and extrusion processes are cost competitive and leave almost no carbon footprint. Our customized formulations enable us to team up with other makers of biobased products to create an even wider range of goods. Our scalable production capacity and modular manufacturing model will soon enable us to serve an increasingly large customer base. An industry leader as gauged by its over 16-year history, a patent portfolio of over 150 patents and pending patent applications worldwide, supply agreements with some of the largest consumer packaged goods (CPG) companies and numerous awards, including PLASTICS Industry Association’s 2020 Innovation in Bioplastics award, Danimer is one of the few companies anywhere in the world to achieve this level of sustainability in biopolymer products and processes.

USE OF PROCEEDS

We will not realize any proceeds from the sale of the Common Stock which may be sold pursuant to this prospectus for the respective accounts of the Selling Stockholders. We, however, will derive proceeds upon the exercise of the options granted to Selling Stockholders other than in the case of exercises made on a cashless or net exercise basis with us. All such proceeds will be available to us for working capital and general corporate purposes. No assurances can be given however, as to when or if any or all of the options will be exercised.

SELLING STOCKHOLDERS

This prospectus relates to shares of Common Stock that are being registered for reoffers and resales by the Selling Stockholders named below who have acquired or may acquire shares of Common Stock pursuant to the Plans (“Shares”). Selling Stockholders also include certain unnamed non-affiliates of the Company, each of whom holds less than the lesser of 1000 shares or one percent (1%) of the shares issuable under the Plans, and who may make reoffers and resales of Shares up to such amount under this prospectus. The Selling Stockholders, subject to the expiration or waiver of any applicable lock-up agreements, may resell any or all of the Shares at any time they choose while this prospectus is effective.

Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire Common Stock under the Plans may be added to the Selling Stockholder list below by a prospectus supplement filed with the Commission. The number of Shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in Rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their Common Stock if they hold 1,000 shares or less. Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.”

Each of the Selling Stockholders is an employee or director of Danimer or one of our subsidiaries. The following table sets forth:

●	the name and principal position(s), office or other material relationship with the Company and our predecessors or affiliates, over the last three years of each Selling Stockholder;
●	the number of shares of Common Stock each Selling Stockholder beneficially owned as of February 1, 2021;
●	the number of shares of Common Stock acquired by each Selling Stockholder in connection with stock options and stock grants pursuant to the Plans and underlying stock options previously granted pursuant to the Plans and being registered under this Registration Statement, some or all of which Shares may be sold pursuant to this prospectus; and
●	the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder in connection with grants pursuant the Plans and registered under this Registration Statement.

The information contained in this “Selling Stockholders” section of this prospectus is included pursuant to the requirements of Form S-8 and includes certain persons eligible to resell “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) pursuant to this prospectus whether or not they have a present intent to sell any or all such shares hereunder. As of the date hereof, we have not been informed that any of the Selling Stockholders named below has a present intent to resell any such securities.   Furthermore, there is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement.

The address of each Selling Stockholder is c/o Danimer Scientific, Inc., 140 Industrial Boulevard, Bainbridge, Georgia, 39817.

Name of Selling Stockholder	Relationship to the Company	Shares of Common Stock Beneficially Owned Before Offering(1)		Number of Shares Being Offered (2)	Shares of Common Stock Beneficially Owned After Offering(1)
		Number(2)	Percent (%) (3)		Number(2)	Percent (%) (3)
Stephen E. Croskrey(4)	Chairman of the Board and Chief Executive Officer	8,825,267	9.5	8,723,506	101,761	*
Stuart Pratt(5)	Director	1,897,283	3.7	1,897,283	—	—
Philip Gregory Calhoun(6)	Director	3,581,687	4.1	55,952	3,525,735	4.0
Isao Noda(7)	Director	452,867	0.5	401,941	50,926	*
Gregory Hunt(8)	Director	65,531	*	65,531	—	—
John P. Amboian(9)	Director	50,000	*	50,000	—	—
Richard J. Hendrix(10)	Director	5,050,000	5.7	50,000	5,000,000	5.7
John A. Dowdy, III(11)	Chief Financial Officer	2,332,440	2.6	1,979,768	352,672	*
Phillip Van Trump(12)	Chief Science & Technology Officer	2,002,662	2.2	1,979,768	22,894	*
Michael Smith(13)	Chief Operating Officer	2,017,342	2.3	1,983,000	34,342	*
Scott Tuten(14)	Chief Marketing & Sustainability Officer	1,924,484	2.2	1,778,292	146,192	*
Raymond M. Feldman	Former Employee	4,937	*	4,937	—	*

*	Less than 1%.

(1)	As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2)	The numbers of shares of Common Stock reflect all shares of Common Stock acquired or issuable to a person pursuant to applicable grants previously made under the Plans irrespective of whether such grants are exercisable, vested or convertible as of March 10, 2021 or will become exercisable, vested or convertible within 60 days after March 10, 2021.

(3)	Applicable percentage of ownership for each selling stockholder is based on 88,007,277 shares of Common Stock outstanding (which is the 84,971,601 shares of Common Stock as of March 2, 2021 plus an aggregate of 3,035,676 restricted shares of Common Stock which are deemed to be granted to Messrs. Croskrey, Pratt, Dowdy, Van Trump, Smith and Tuten on the date of effectiveness of this Registration Statement on Form S-8), plus the number of shares of Common Stock of which such person has the right to acquire pursuant to applicable grants previously made under the Plans irrespective of whether such grants are exercisable, vested or convertible as of March 10, 2021 or will become exercisable, vested or convertible within 60 days after March 10, 2021.

(4)	Includes 3,726,353 shares underlying options granted pursuant to the 2020 Incentive Plan in connection with the Business Combination that are not presently exercisable and not exercisable within 60 days of the date hereof, of which 1,154,616 shares underly an option that is not exercisable until the later to occur of February 1, 2024 or the approval by our shareholders of an amendment to the 2020 Incentive Plan to increase the number of shares available under the 2020 Incentive Plan in an amount sufficient to permit the exercise of such option. Includes 1,509,036 restricted shares of Common Stock which are deemed to be granted to Mr. Croskrey on the date of effectiveness of this Registration Statement on Form S-8, one half of which are solely time-based restricted stock and one-half of which are time-based and based on target price thresholds for the Common Stock, and all of which are deemed to be beneficially owned because Mr. Croskrey has the right to vote such shares.

(5)	Includes 50,000 shares underlying options that are or will become exercisable within 60 days after the date hereof. Includes 12,363 shares underlying Assumed Legacy Danimer Options (as defined herein) that are or will become exercisable within 60 days after the date hereof. Includes 5,952 shares underlying options issued by Legacy Danimer and assumed by the Company in connection with the Business Combination (“Assumed Legacy Danimer Options”) and 342,258 shares underlying options granted in connection with the Business Combination that are not presently exercisable and not exercisable within 60 days of the date hereof, of which 312,258 shares underly an option that is not exercisable until the later to occur of February 1, 2024 or the approval by our shareholders of an amendment to the 2020 Incentive Plan to increase the number of shares available under the 2020 Incentive Plan in an amount sufficient to permit the exercise of such option. Mr. Pratt disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Includes 17,604 restricted shares of Common Stock which are deemed to be granted to Mr. Pratt on the date of effectiveness of this Registration Statement on Form S-8, one half of which are solely time-based restricted stock and one-half of which are time-based and based on target price thresholds for the Common Stock, and all of which are deemed to be beneficially owned because Mr. Pratt has the right to vote such shares.

(6)	Includes 3,226,006 shares held by the Greg Calhoun DGT Family Trusts u/t/a dated September 22, 2020 GST Exempt Trust and 62,851 shares held by the Greg Calhoun DGT Family Trusts u/t/a dated September 22, 2020 GST Non-Exempt Trust, which may be deemed to be owned by Mr. Calhoun, and 50,000 shares underlying options that are or will become exercisable within 60 days after the date hereof. Includes 5,952 shares underlying Assumed Legacy Danimer Options that are not presently exercisable and not exercisable within 60 days of the date hereof. Mr. Calhoun disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(7)	Includes 345,989 shares underlying Assumed Legacy Danimer Options and 50,000 shares underlying options that are or will become exercisable within 60 days after the date hereof. Includes 5,952 shares underlying Assumed Legacy Danimer Options that are not presently exercisable and not exercisable within 60 days after the date hereof.

(8)	Includes 4,579 shares underlying Assumed Legacy Danimer Options and 55,000 shares underlying options that are or will become exercisable within 60 days after the date hereof. Includes 5,952 shares underlying Assumed Legacy Danimer Options that are not presently exercisable and not exercisable within 60 days after the date hereof.

(9)	Includes 50,000 shares underlying options that are or will become exercisable within 60 days after the date hereof.

(10)	Includes 50,000 shares underlying options that are or will become exercisable within 60 days after the date hereof. Includes 5,000,000 shares held by Live Oak Sponsor Partners, LLC, of which Mr. Hendrix is a managing member, and as such, has voting and investment discretion with respect to such shares and may be deemed to have shared beneficial ownership of such shares. Mr. Hendrix disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(11)	Includes 303,054 shares held by the John Adams Dowdy, III Living Trust, which shares may be deemed to be owned by Mr. Dowdy, and 917,613 shares underlying Assumed Legacy Danimer Options that are or will become exercisable within 60 days after the date hereof. Includes 91,580 shares underlying Assumed Legacy Danimer Options and 642,934 shares underlying options granted in connection with the Business Combination that are not presently exercisable and not exercisable within 60 days after the date hereof. Includes 377,259 restricted shares of Common Stock which are deemed to be granted to Mr. Dowdy on the date of effectiveness of this Registration Statement on Form S-8, one half of which are solely time-based restricted stock and one-half of which are time-based and based on target price thresholds for the Common Stock, and all of which are deemed to be beneficially owned because Mr. Dowdy has the right to vote such shares. Mr. Dowdy disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(12)	Includes 867,995 shares underlying Assumed Legacy Danimer Options that are or will become exercisable within 60 days after the date hereof. Includes 91,580 shares underlying Assumed Legacy Danimer Options and 642,934 shares underlying options granted in connection with the Business Combination that are not presently exercisable and not exercisable within 60 days after the date hereof. Includes 377,259 restricted shares of Common Stock which are deemed to be granted to Mr. Van Trump on the date of effectiveness of this Registration Statement on Form S-8, one half of which are solely time-based restricted stock and one-half of which are time-based and based on target price thresholds for the Common Stock, and all of which are deemed to be beneficially owned because Mr. Van Trump has the right to vote such shares.

(13)	Includes 905,569 shares underlying Assumed Legacy Danimer Options that are or will become exercisable within 60 days after the date hereof. Includes 91,580 shares underlying Assumed Legacy Danimer Options and 642,934 shares underlying options granted in connection with the Business Combination that are not presently exercisable and not exercisable within 60 days after the date hereof. Includes 377,259 restricted shares of Common Stock which are deemed to be granted to Mr. Smith on the date of effectiveness of this Registration Statement on Form S-8, one half of which are solely time-based restricted stock and one-half of which are time-based and based on target price thresholds for the Common Stock, and all of which are deemed to be beneficially owned because Mr. Smith has the right to vote such shares.

(14)	Includes and 666,519 shares underlying Assumed Legacy Danimer Options that are or will become exercisable within 60 days after the date hereof. Includes 91,580 shares underlying Assumed Legacy Danimer Options and 642,934 shares underlying options granted in connection with the Business Combination that are not presently exercisable and not exercisable within 60 days after the date hereof. Includes 377,259 restricted shares of Common Stock which are deemed to be granted to Mr. Tuten on the date of effectiveness of this Registration Statement on Form S-8, one half of which are solely time-based restricted stock and one-half of which are time-based and based on target price thresholds for the Common Stock, and all of which are deemed to be beneficially owned because Mr. Tuten has the right to vote such shares. Mr. Tuten disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

We will supplement this prospectus from time to time as required by the rules of the Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of shares offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with us or any of our predecessors or affiliates.

Other Material Relationships with the Selling Stockholders

Transactions with Certain Directors and Executive Officers

Stephen E. Croskrey, our chief executive officer and chairman, leases a house from Danimer in Brinson, Georgia for a nominal rental fee and has an option to purchase such property from Danimer, which option continues co-terminously with Mr. Croskrey’s employment as chief executive officer of Danimer.

Mr. Croskrey had acquired 483,977 shares of Legacy Danimer Common Stock upon exercise of options granted by Legacy Danimer and for which the exercise prices were paid in the form of non-recourse notes issued by Mr. Croskrey to Legacy Danimer. The aggregate amount of principal and accrued interest payable by Mr. Croskrey to Legacy Danimer in the amount of approximately $22,848,285 was paid off prior to the closing of the Business Combination (the “Croskrey Note Payoff”). In connection with the Croskrey Note Payoff, Mr. Croskrey received upon closing of the Business Combination a new option grant to purchase 1,154,616 shares of Common Stock under the 2020 Incentive Plan, which option will not be exercisable until the later to occur of February 1, 2024 or the approval by our shareholders of an amendment to the 2020 Incentive Plan to increase the number of shares available under the 2020 Incentive Plan in an amount sufficient to permit the exercise of the option.

Stuart Pratt, a director of Danimer and the former chairman of the board of directors of Legacy Danimer, had acquired 187,147 shares of Legacy Danimer common stock upon exercise of options granted by Legacy Danimer and for which the exercise prices were paid in the form of non-recourse notes issued by Mr. Pratt to Legacy Danimer. The aggregate amount of principal and accrued interest payable by Mr. Pratt to Legacy Danimer in the amount of approximately $5,923,821 was paid off prior to the closing of the Business Combination (the “Pratt Note Payoff”). In connection with the Pratt Note Payoff, Mr. Pratt received upon closing of the Business Combination a new option grant to purchase 312,258 shares of Common Stock under the 2020 Incentive Plan, which option will not be exercisable until the later to occur of February 1, 2024 or the approval by our shareholders of an amendment to the 2020 Incentive Plan to increase the number of shares available under the 2020 Incentive Plan in an amount sufficient to permit the exercise of the option.

Dr. Isao Noda, a former director of Legacy Danimer, held an aggregate principal amount of $200,000 of Legacy Danimer’s 8% convertible notes, which converted into shares of Danimer effective as of the closing of the Business Combination.

Employment and Consulting Relationships

Mr. Croskrey entered into an employment agreement with us in connection with the Business Combination, Mr. Pratt entered into a consulting agreement with us in connection with the Business Combination, and each of Messrs. Dowdy, Van Trump, Smith and Tuten entered into an employment agreement with Legacy Danimer in connection with their respective appointment. Each of Messrs. Croskrey, Pratt, Dowdy, Van Trump, Smith and Tuten have provided and continue to provide, services to Danimer commensurate with his role.

Lock-Up Agreement

In connection with the closing of the Business Combination, on December 29, 2020, the Company and Messrs. Croskrey, Pratt, Dowdy, Van Trump, Smith and Tuten entered into a Lock-Up Agreement (the “Lock-Up Agreement”). The terms of the Lock-Up Agreement provide that our securities held by these individuals that were acquired pursuant to the Merger Agreement or otherwise issued pursuant to the Merger Agreement will be locked-up until the earlier of (i) one year after the closing of the Business Combination or (ii) subsequent to the closing of the Business Combination, (x) if the reported closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after the closing of the Business Combination, or (y) the date on which Danimer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Danimer’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The Company has agreed that the restrictions in the Lock-Up Agreement will not apply to (i) the delivery to the Company by Messrs. Croskrey or Pratt of the amounts of Common Stock needed to effect the Croskrey Note Payoff or Pratt Note Payoff, respectively, and (ii) the sale of Common Stock by either of Messrs. Croskrey or Pratt to satisfy their respective tax obligations in connection with the foregoing clause (i).

Indemnification Agreements

We entered into separate indemnification agreements with our directors and executive officers, including each of Messrs. Croskrey, Pratt, Calhoun, Noda, Hunt, Amboian, Hendrix, Dowdy, Van Trump, Smith and Tuten. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Danimer’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

Sponsor Agreements

Live Oak Sponsor Partners, LLC, a Delaware limited liability company (the “Sponsor”) that is affiliated with a member of our board of directors, has entered certain agreements with Live Oak, our predecessor company.

Founder Shares

In June 2019, the Sponsor purchased 5,031,250 shares (the “Founder Shares”) of Live Oak’s Class B common stock for an aggregate price of $25,000. On January 14, 2020, the Sponsor contributed back to Live Oak, for no consideration, 718,750 Founder Shares. In February 2020, Live Oak effected a stock dividend for 0.333333333 shares for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares, 750,000 of which were later forfeited, resulting in 5,000,000 Founder Shares outstanding. Upon the closing of the Business Combination, each of the Founder Shares converted into a share of Common Stock on a one-for-one basis.

Private Warrants

Simultaneously with the closing of Live Oak’s initial public offering, the Sponsor purchased an aggregate of 6,000,000 warrants from Live Oak (each, a “Private Warrant”) at a price of $1.00 per Private Warrant, for an aggregate purchase price of $6,000,000. Each Private Warrant is exercisable to purchase one share of Common Stock at a price of $11.50 per share.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on May 5, 2020, the holders of the Private Warrants (and the shares of Class A common stock underlying such Private Warrants) and shares of Common Stock issued upon conversion of the Founder Shares have registration rights to require us to register a sale of any of such holders’ securities held by them. As of the date of this Registration Statement, the Sponsor holds 3 million Private Warrants and 5 million shares of Common Stock issued upon conversion of the Founder Shares.

Subscription Agreement

In connection with the execution of the Merger Agreement, Live Oak entered into Subscription Agreements with a number of subscribers, pursuant to which the subscribers agreed to purchase, and Live Oak agreed to sell to the subscribers, an aggregate of 21,000,000 shares of Live Oak Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $210,000,000, in a private placement (the “PIPE”). Live Oak ValFund Plastics Fund LLC, which was affiliated with a member of our board of directors, purchased 4,905,000 shares of Live Oak Class A Common Stock in the PIPE for a total purchase price of $49,050,000.

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated Bylaws, as amended (the “Bylaws”). Copies of our Certificate of Incorporation and Bylaws are incorporated by reference and will be sent to stockholders upon request. See “Where Can You Find More Information.”

Authorized and Outstanding Stock

We have authorized 200,000,000 shares of our Common Stock. As of March 2, 2021 there were 84,971,601 shares of our Common Stock outstanding and no shares of preferred stock outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

We have not paid any cash dividends on any class of our common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Election of Directors

Our board of directors will be composed of single class of eight directors, each of whom will generally serve for a term of one year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”) regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
●	an affiliate of an interested stockholder; or
●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
●	on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our Common Stock or interests in shares of our Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, after the expiration of any applicable lock-up agreements and from time to time, sell, transfer or otherwise dispose of any or all of their shares of our Common Stock or interests in shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded, in private transactions or through a combination of such methods. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	market transactions in accordance with the rules of NYSE or any other available markets or exchanges;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales entered into after the date of this prospectus;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	distributions to the partners and/or members of the Selling Stockholders;
●	redemptions or repurchases of interests owned by partners and/or members of the Selling Stockholders;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

To the extent permitted, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume with the selling stockholders. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our Common Stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission’s Public Reference Room located at 100 F Street, N.E. Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission’s Public Reference Room.

Our Common Stock is traded on NYSE under the symbol “DNMR.” Certain materials filed by us may be inspected at The New York Stock Exchange at 11 Wall St, New York, NY 10005.

This prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus is a part. For further information with respect to us and our Common Stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission (the “Commission”) by us. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the Commission; provided, however, that, except as noted below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with the rules of the Commission. These documents contain important information about us and our financial condition.

●	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, filed with the Commission on July 31, 2020, and September 30, 2020, filed with the Commission on November 5, 2020;
●	our Current Reports on Form 8-K filed with the Commission on May 11, 2020, May 14, 2020, May 22, 2020, October 5, 2020, October 9, 2020, December 14, 2020, December 17, 2020, December 28, 2020, December 29, 2020, January 5, 2021 (as amended on January 6, 2021) and February 4, 2021 (excluding “furnished” and not “filed” information); and
●	the description of our Common Stock contained in our registration statement on Form 8-A filed on May 4, 2020, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this prospectus.

For purposes of this prospectus, any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Danimer Scientific, Inc.

140 Industrial Boulevard

Bainbridge, Georgia 39817

(229) 243-7075

EXPERTS

The consolidated financial statements of Legacy Danimer as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, incorporated in this prospectus by reference to the Company’s Current Report on Form 8-K filed with the Commission on January 5, 2021, have been audited by Thomas Howell Ferguson P.A., independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the entity’s adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)), and are so included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2019 and for the period from May 24, 2019 (inception) through December 31, 2019 of Live Oak Acquisition Corp. incorporated in this prospectus by reference to the Company’s Current Report on Form 8-K filed with the Commission on January 5, 2021 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon dated February 28, 2020 and referred to in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York.

REOFFER PROSPECTUS

DANIMER SCIENTIFIC, INC.

18,969,978 Shares of Class A Common Stock,

par value $0.0001 per share

March 10, 2021

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Danimer Scientific, Inc., a Delaware corporation (the “Registrant”), are incorporated by reference into the Registration Statement:

●	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, filed with the Commission on July 31, 2020, and September 30, 2020, filed with the Commission on November 5, 2020;
●	the Registrant’s Current Reports on Form 8-K filed with the Commission on May 11, 2020, May 14, 2020, May 22, 2020, October 5, 2020, October 9, 2020, December 14, 2020, December 17, 2020, December 28, 2020, December 29, 2020, January 5, 2021 (as amended on January 6, 2021) and February 4, 2021 (excluding “furnished” and not “filed” information); and
●	the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on May 4, 2020, including any amendments or reports filed for the purpose of updating that description.

All of such documents are on file with the Commission. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had No reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

The shares being reoffered and resold pursuant to the Reoffer Prospectus were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering or pursuant to a written compensatory benefit plan.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (Commission File No. 001-39280) filed on January 5, 2021).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K (Commission File No. 001-39280) filed on January 5, 2021).

4.3	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-236800) (as amended, the “S-1”)).

4.4	Danimer Scientific, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Annex C to the Proxy Statement/Prospectus on Form 424B3 (File No. 333-249691) filed on December 16, 2020).

4.5	Danimer Scientific, Inc. Employee Stock Purchase Plan (incorporated by reference to Annex D to the Proxy Statement/Prospectus on Form 424B3 (File No. 333-249691) filed on December 16, 2020).

4.6	Form of Stock Option Agreement under the Danimer Scientific, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.29 to Current Report on Form 8-K (Commission File No. 001-39280) filed on January 5, 2021).

4.7	Form of Restricted Stock Agreement under the Danimer Scientific, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.30 to Current Report on Form 8-K (Commission File No. 001-39280) filed on January 5, 2021).

4.8	Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan, assumed by Danimer Scientific, Inc. (1)

4.9	Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan, assumed by Danimer Scientific, Inc. (1)

5.1	Opinion of Kane Kessler, P.C. (1)

23.1	Consent of WithumSmith+Brown, PC. (1)

23.2	Consent of Thomas Howell Ferguson P.A. (1)

23.2	Consent of Kane Kessler, P.C. (Included in Exhibit 5.1). (1)

24.1	Power of Attorney (included on the signature page of the Registration Statement hereto). (1)

(1)	Filed herewith.

Item 9. Undertakings

1.       The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bainbridge, State of Georgia, on March 10, 2021.

DANIMER SCIENTIFIC, INC.

By:	/s/ Stephen E. Croskrey
Name: Stephen E. Croskrey
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen E. Croskrey and John A. Dowdy, III, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen E. Croskrey	Chief Executive Officer, Director and Chairman of the Board	March 10, 2021
Stephen E. Croskrey	(Principal Executive Officer)

/s/ John A. Dowdy, III	Chief Financial Officer	March 10, 2021
John A. Dowdy, III	(Principal Financial Officer and Principal Accounting Officer)

/s/ John P. Amboian	Director	March 10, 2021
John P. Amboian

/s/ Richard J. Hendrix	Director	March 10, 2021
Richard J. Hendrix

/s/ Christy Basco	Director	March 10, 2021
Christy Basco

/s/ Philip Gregory Calhoun	Director	March 10, 2021
Philip Gregory Calhoun

/s/ Gregory Hunt	Director	March 10, 2021
Gregory Hunt

/s/ Dr. Isao Noda	Director	March 10, 2021
Dr. Isao Noda

/s/ Stuart Pratt	Director	March 10, 2021
Stuart Pratt

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